Deutsche Municipal Income Trust (the "Fund")

Sub-Item 77Q1(a): Copies of material amendments to the Fund's charter or by-laws

A copy of the Fund's Statement Establishing and Fixing the Rights and Preferences of Floating Rate Municipal
Term Preferred Shares (the "Statement") is incorporated by reference to the Fund's Form NSAR-B, File No. 811-05655, dated November 30, 2012, as filed with the Commission on January 29, 2013 (SEC
Accession Number 0000088053-13-000085). Appendix B to the Statement, which establishes Floating Rate
Municipal Term Preferred Shares, Series 2018, is attached hereto.


APPENDIX B
DEUTSCHE MUNICIPAL INCOME TRUST
FLOATING RATE MUNICIPAL TERM PREFERRED SHARES,
SERIES 2018
Preliminary Statement and Incorporation by Reference
This Appendix establishes a Series of Floating Rate
Municipal Term Preferred Shares of Deutsche Municipal
Income Trust.  Except as set forth below, this Appendix
incorporates by reference the terms applicable to all
Series of such Floating Rate Municipal Term Preferred
Shares as set forth in that "Statement Establishing and
Fixing the Rights and Preferences of Floating Rate
Municipal Term Preferred Shares" dated November 19,
2012 (the "MTPS Statement").  This Appendix has been
adopted by resolution of the Board of Trustees of
Deutsche Municipal Income Trust or a duly authorized
Committee.  Capitalized terms used herein but not
defined herein have the respective meanings therefor
set forth in the MTPS Statement.
Section 1.	Designation as to Series.
Floating Rate Municipal Term Preferred Shares, Series
2018:  a series of Thirty-nine Thousand Seven Hundred
Fifty (39,750) shares of Preferred Shares classified as
Floating Rate Municipal Term Preferred Shares is hereby
designated as the "Floating Rate Municipal Term
Preferred Shares, Series 2018" (the "Series 2018 MTPS
Shares").  Each share of such Series shall have such
preferences, voting powers, restrictions, limitations as
to dividends and other distributions, qualifications and
terms and conditions of redemption, in addition to
those required by applicable law and those that are
expressly set forth in the Declaration and the MTPS
Statement (except as the MTPS Statement may be
expressly modified by this Appendix), as are set forth in
this Appendix B.  The Series 2018 MTPS Shares shall
constitute a separate series of Preferred Shares and of
the Floating Rate Municipal Term Preferred Shares and
each Series 2018 MTPS Share shall be identical.  The
following terms and conditions shall apply solely to the
Series 2018 MTPS Shares:
Section 2.	Number of Authorized Shares of Series.
The number of authorized shares is Thirty-nine
Thousand Seven Hundred Fifty (39,750).
Section 3.	Date of Original Issue with respect to
Series.
The Date of Original Issue is June 1, 2015.
Section 4.	Liquidation Preference Applicable to
Series.
The Liquidation Preference is $5,000 per share.
Section 5.	Term Redemption Date Applicable to
Series.
The Term Redemption Date is June 1, 2018, subject to
extension pursuant to Section 2.5(a) of the MTPS
Statement.
Section 6.	Liquidity Account Initial Date Applicable
to Series.
The Liquidity Account Initial Date is December 1, 2017
or, if applicable, the date that is six months prior to the
Term Redemption Date as extended pursuant to Section
2.5(a) of the MTPS Statement or, if such date is not a
Business Day, the Business Day immediately preceding
such date.
Section 7.	Exceptions to Certain Definitions
Applicable to the Series.
The following definitions contained under the heading
"Definitions" in the MTPS Statement are hereby
amended as follows with respect to the Series 2018
MTPS Shares:
"Applicable Spread" means, with respect to any Rate
Period for the Series 2018 MTPS Shares, the percentage
per annum set forth in the table directly below opposite
the highest applicable credit rating assigned to the 2018
MTPS Shares, unless the lowest applicable credit rating
is below A3/A-, in which case the Applicable Spread
shall mean the percentage per annum set forth below
opposite the lowest applicable credit rating assigned to
such Series by any Rating Agency on the Rate
Determination Date for such Rate Period; provided,
however, that, if such Series is not assigned a credit
rating by any Rating Agency on the Rate Determination
Date for any Rate Period for such Series as a result of
each NRSRO that would otherwise constitute a Rating
Agency ceasing to rate tax-exempt closed-end
investment companies generally, "Applicable Spread"
means, with respect to such Rate Period, (i) the
percentage per annum in such table set forth opposite
the lowest applicable credit rating most recently
assigned to such Series by any Rating Agency prior to
such Rate Determination Date or (ii) 6.25% per annum if
such percentage per annum set forth opposite such
lowest applicable credit rating is 4.00% per annum.
Long-Term Ratings*
Moody's	Fitch	Applicable Percentage**
Aaa to Aa3	AAA to AA-	1.00%
A1	A+	1.20%
A2	A	1.40%
A3	A-	1.60%
Baa1	BBB+	2.50%
Baa2	BBB	2.65%
Baa3	BBB-	2.80%
Below Baa3	Below BBB- 	4.00%

*	And/or the equivalent long-term rating of an
Other Rating Agency then rating the MTPS Shares.
**	Unless an Increased Rate Period is in effect for
the relevant Rate Period or the Increased Rate
otherwise applies to any portion of a Rate Period, in
which case the Applicable Spread shall be 6.25% for
such period or portion thereof, as the case may be.
"Rating Agencies" means, as of any date and in respect
of the Series 2018 MTPS Shares, (i) each of Moody's and
Fitch and (ii) any other NRSRO designated as a Rating
Agency on such date in accordance with Section 2.7, in
each case, only if it maintains a current credit rating for
such Series on such date and the Board of Trustees has
not terminated its designation as a Rating Agency in
accordance with Section 2.7.  Moody's and Fitch have
initially been designated as the Rating Agencies for
purposes of the Series 2018 MTPS Shares.  In the event
that at any time any Rating Agency (i) ceases to be a
Rating Agency for purposes of such Series and such
Rating Agency has been replaced by another Rating
Agency in accordance with Section 2.7, any references
to any credit rating of such replaced Rating Agency in
this Statement or any Appendix shall be deleted for
purposes hereof as provided below and shall be
deemed instead to be references to the equivalent
credit rating of the Rating Agency that has replaced
such Rating Agency as of the most recent date on which
such replacement Rating Agency published credit
ratings for such Series or (ii) designates a new rating
definition for any credit rating of such Rating Agency
with a corresponding replacement rating definition for
such credit rating of such Rating Agency, any references
to such replaced rating definition of such Rating Agency
contained in this Statement or any Appendix shall
instead be deemed to be references to such
corresponding replacement rating definition.  In the
event that at any time the designation of any Rating
Agency as a Rating Agency for purposes of any Series of
MTPS Shares is terminated in accordance with Section
2.7, any credit rating of such terminated Rating Agency,
to the extent it would have been taken into account in
any of the provisions of this Statement or the Appendix
for such Series, shall be disregarded, and only the credit
ratings of the then-designated Rating Agencies for such
Series shall be taken into account for purposes of this
Statement and such Appendix, provided that, for
purposes of determining the Dividend Rate applicable
to a Rate Period, any designation of a Rating Agency
after the Rate Determination Date for such Rate Period
will take effect on or as of the next succeeding Rate
Determination Date.
"SIFMA Municipal Swap Index" means the Securities
Industry and Financial Markets Association Municipal
Swap Index, or such other weekly, high-grade index
comprised of seven-day, tax-exempt variable rate
demand notes produced by Municipal Market Data, Inc.
or its successor, or as otherwise designated by the
Securities Industry and Financial Markets Association;
provided, however, that if such index is no longer
produced by Municipal Market Data, Inc. or its
successor, then SIFMA Municipal Swap Index shall mean
(i) the S&P Municipal Bond 7 Day High Grade Rate Index
produced by Standard & Poor's Financial Services LLC or
its successors or (ii) if the S&P Municipal Bond 7 Day
High Grade Rate Index is no longer produced, such
other reasonably comparable index selected in good
faith by the Board of Trustees of the Fund.
Section 8.	Additional Definitions Applicable to the
Series.
The following terms shall have the following meanings
(with terms defined in the singular having comparable
meanings when used in the plural and vice versa),
unless the context otherwise requires:
(a)	"Dividend Payment Date" means, with respect
to the Series 2018 MTPS Shares, the first Business Day
of each calendar month that any Series 2018 MTPS
Shares are Outstanding.
(b)	"Dividend Period" means, with respect to the
Series 2018 MTPS Shares, in the case of the first
Dividend Period, the period beginning on the Date of
Original Issue for such Series and ending on and
including June 30, 2015, and for each subsequent
Dividend Period, the period beginning on and including
the first calendar day of the month following the month
in which the previous Dividend Period ended and
ending on and including the last calendar day of such
month.
(c)	"Initial Purchaser" means, with respect to the
Series 2018 MTPS Shares, the purchaser of the 2018
MTPS Shares as of the Original Issue Date.
Section 9.	Additional Terms Applicable to Series
2018 MTPS Shares.
The following additional terms shall apply to Series
2018 MTPS Shares:
(a)	Optional Redemption.  For so long as any of the
Series 2018 MTPS Shares are Outstanding and owned
(or deemed owned) by the Initial Purchaser, the Fund may redeem Outstanding Series 2018 MTPS Shares pursuant to Section 2.5(c) of the MTPS Statement solely for purposes of decreasing the leverage of the Fund and the Fund may not use proceeds from the issuance of senior securities (as such term is defined under the 1940 Act) in order to effect a redemption of Outstanding Series 2018 MTPS Shares pursuant to
Section 2.5(c) of the MTPS Statement. Notwithstanding the foregoing, during the six-month period immediately preceding the Term Redemption Date for Series 2018
MTPS Shares, the Fund may redeem pursuant to Section
2.5(c) of the MTPS Statement all (but not less than all)
Outstanding Series 2018 MTPS Shares using the proceeds from the issuance of senior securities (as the term is defined under the 1940 Act) or otherwise without decreasing the leverage of the Fund.
 [Signature page follows.]

IN WITNESS WHEREOF, Deutsche Municipal Income
Trust has caused this Appendix to be signed on May 29, 2015 in its name and on its behalf by a duly authorized officer.



By:    /s/ John Millette                             _
	Name: 	John Millette
	Title: 	Vice President and Secretary